IZEA Reports Q1 Revenue Growth of 61%
Orlando, Florida (May 16, 2022) - IZEA Worldwide, Inc. (NASDAQ: IZEA), the premier provider of influencer marketing technology, data, and services for the world’s leading brands, reported its financial and operational results for the first quarter ended March 31, 2022.
Q1 2022 Financial Summary Compared to Q1 2021
•Total revenue increased 61% to $8.9 million compared to $5.5 million.
•Managed Services revenue increased 66% to $8.4 million, compared to $5.0 million.
•SaaS Services revenue increased 5% to $517,880, compared to $493,173.
•Total costs and expenses increased 53% to $11.3 million, compared to $7.4 million.
•Net loss was $2.5 million compared to a net loss of $1.9 million.
•Adjusted EBITDA* loss was $2.1 million, compared to a loss of $1.3 million.
Q1 2022 Operational Highlights
•Managed Services bookings reached an all-time quarterly record of $12.1 million compared to $6.4 million, an increase of 88%.
•Established a presence in China and expanded the team in Canada.
•Expanded BrandGraph capabilities to support NFT collections and additional cryptocurrencies.
•Launched MetaMod to bring influencer sponsorships to the metaverse.
•Added over 1 million YouTube channels to IZEAx Discovery, topping 15 million searchable influencer handles.
* Adjusted EBITDA is a non-GAAP financial measure. Refer to the definition and reconciliation of this measure under “Use of Key Metrics and Non-GAAP Financial Measures.”
Management Commentary
“We continue to see robust revenue and booking growth, delivering our best Q1 revenue total ever,” said Ted Murphy, IZEA’s Chairman and CEO. “The investments that we have been making in sales, marketing, and technology are being reflected in our consistent double-digit topline growth. IZEA has a strong balance sheet and zero debt to support these investments, and our priority will remain on strategic expansion of our client base both domestically and abroad.”
“In Q1 we established a presence in China and bolstered our presence in Canada. These are both markets that we believe have material sales potential for our services and we expect them to have an impact on bookings in the back half of 2022, leading to revenue in 2023. While there are significant global financial and political factors we must continue to monitor, we are still targeting 30% annual revenue growth in 2022. This target is aligned with our goal to continue gaining share in the influencer marketing industry, which eMarketer predicts will grow by 11% in the U.S. in 2022.”
Q1 2022 Financial Results
Total revenue in the first quarter of 2022 increased 61% to $8.9 million, compared to $5.5 million in the first quarter of 2021, with revenue from Managed Services increasing by 66% to $8.4 million in the first quarter of 2022, compared to the first quarter of 2021 and revenue from SaaS Services increased by 5% to $517,880 in the first quarter of 2022 compared to the first quarter of 2021.
Revenue from Managed Services improved on the strength of steady prior quarter bookings growth and an increase in completed campaigns during the quarter; demand for Managed Services continues to increase as new and existing customers are shifting more of their marketing spend to influencer marketing campaigns.
Revenue from SaaS Services increased by $24,707 in the first quarter of 2022. Licensee counts on all platforms have shown growth year over year; however, this growth has yet to translate to sustained fee revenue growth. License fee revenue was 2% below the prior-year quarter while Marketplace Spend fees decreased 45% to $54,100 in Q1 2022, compared to $98,371 in Q1 2021. Gross billings (a key metric, as defined below) for SaaS Services decreased 25% to $1.2 million in Q1 2022, compared to $1.6 million in Q1 2021.
Cost of revenue exclusive of amortization was $5.2 million in Q1 2022, or 58% of revenue, compared to $2.5 million, or 44% in the prior-year quarter, higher primarily due to a heavier mix of larger, lower margin deals. Costs and expenses other than the cost of revenue totaled $6.2 million for Q1 2022, $1.2 million or 24% above the comparative quarter. Sales and marketing costs were $2.5 million during the quarter, $0.4 million or 21% above the comparative quarter due primarily to sales compensation, which varies with higher bookings and marketing costs associated with driving customer growth. General and administrative costs totaled $3.5 million during the quarter, $1.0 million or 38% above the prior-year quarter, due primarily to higher compensation and contractor costs to support operations and IT investments.
Net loss in the first quarter of 2022 was $2.5 million, or $(0.04) per share, as compared to a net loss of $1.9 million, or $(0.03) per share in the first quarter of 2021, based on 62.1 million and 56.3 million average shares outstanding, respectively.
Adjusted EBITDA (as defined below, a non-GAAP measure management uses as a proxy for operating cash flow) totaled $(2.1) million in the first quarter of 2022, compared with $(1.3) million in the comparative period, increasing $(0.8) million due primarily to higher net income and lower depreciation expense in the latter period. Adjusted EBITDA as a percentage of revenue in the first quarter of 2022 was (24)% compared to (23)% in the first quarter of 2021.
As of March 31, 2022, our cash balance was $72.6 million. The company has no long-term debt.
Conference Call
IZEA will hold a conference call to discuss its first quarter 2022 results on Monday, May 16, 2022, at 5:00 p.m. EDT. IZEA's Chairman and CEO Ted Murphy, CFO Peter Biere, and COO Ryan Schram will host the call, followed by a question and answer period.
Date: Monday, May 16, 2022
Time: 5:00 p.m. EDT
Toll-free dial-in number: 1-877-407-4018
International dial-in number: 1-201-689-8471
Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. A call replay will be available after 8:00 p.m. EDT on the same day through Monday, May 23, 2022, at 11:59 p.m. EDT.
Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 13728944

About IZEA Worldwide, Inc.
IZEA Worldwide, Inc. (“IZEA”) is a marketing technology company providing software and professional services that enable brands to collaborate and transact with the full spectrum of today’s top social influencers and content creators. The company serves as a champion for the growing Creator Economy, enabling individuals to monetize their content, creativity, and influence. IZEA launched the industry’s first-ever influencer marketing platform in 2006 and has since facilitated nearly 4 million transactions between online buyers and sellers. Leading brands and agencies partner with IZEA to increase digital engagement, diversify brand voice, scale content production, and drive measurable return on investment.
Use of Key Metrics and Non-GAAP Financial Measures
We define gross billings, a key metric, as the total dollar value of the amounts earned from our customers for the services we performed or the amounts billed to our customers for their self-service purchase of goods and services on our platforms. Gross billings for Marketplace Spend are the amounts of our reported revenue plus the cost of payments we made to third-party creators providing the content or sponsorship services, which are netted against revenue for generally accepted accounting principles in the United States (“GAAP”) reporting purposes. Gross billings for all other revenue types equals the revenue reported in our consolidated statements of operations.
Managed Services bookings measure all sales orders received during a period less cancellations received or refunds given during the same period. Sales order contracts vary in complexity with each customer and range from custom content delivery to integrated marketing services; our contracts generally run from several months for smaller contracts to twelve months for larger contracts. We recognize revenue from our Managed Services contracts based on a percentage of completion basis as we deliver the content or services over time, which can vary greatly from a few weeks to a year. For this reason, Managed Services bookings, while an overall indicator of the health of our business, may not be used to predict quarterly revenues and could be subject to future adjustment.
Managed Services bookings is useful information as they reflect the amount of orders received in one period, even though revenue may be reflected over time. Management uses the Managed Services bookings metric to plan its operating staff, identify key customer group trends, enlighten go-to-market activities, and inform its product development efforts.
"Adjusted EBITDA" is a non-GAAP financial measure under the Securities and Exchange Commission rules. EBITDA is commonly defined as "earnings before interest, taxes, depreciation, and amortization." IZEA defines “Adjusted EBITDA” as earnings or loss before interest, taxes, depreciation and amortization, non-cash stock-based compensation, gain or loss on asset disposals or impairment, and certain other unusual or non-cash income and expense items such as gains or losses on settlement of liabilities and exchanges, and changes in the fair value of derivatives, if applicable.
We believe that Adjusted EBITDA provides useful information to investors as it primarily excludes non-cash transactions, and it provides consistency to facilitate period-to-period comparisons.
All companies do not calculate gross billings, bookings, and Adjusted EBITDA in the same manner. These metrics, as presented by IZEA, may not be comparable to those presented by other companies. Moreover, these metrics have limitations as analytical tools. You should not consider them in isolation or as a substitute for an analysis of our results of operations as reported under GAAP. A reconciliation of GAAP to non-GAAP results is presented in the financial tables included in this press release.
Safe Harbor Statement
All statements in this release that are not based on historical fact are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “may,” “will,” “would,” “could,” “should,” “expect,” “anticipate,” “hope,” “estimate,” “believe,” “intend,” "likely," "projects," “plans,” "pursue," "strategy," "goal" or "future," or the negative of these words or other words or expressions of similar meaning. Examples of forward-looking statements include, among others, statements we make regarding our goals for revenue growth in future periods, performance under customer contracts, expectations of operating results that remain subject to completion of financial closing procedures, IZEA’s ability to increase revenue and bookings, growth or maintenance of customer relationships, and expectations concerning industry trends or IZEA’s business strategy. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including, among others, the following: competitive conditions in the content and social sponsorship segment in which IZEA operates; failure to popularize one or more of the marketplace platforms of IZEA; our ability to establish and maintain effective disclosure controls and procedures and internal control over financial reporting; our ability to satisfy the requirements for continued listing of our common stock on the Nasdaq Capital Market; changing economic conditions that are less favorable than expected; and other risks and uncertainties described in IZEA’s periodic reports filed with the Securities and Exchange Commission. The forward-looking statements made in this release speak only as of the date of this release, and IZEA assumes no obligation to update any such forward-looking statements to reflect actual results or changes in expectations, except as otherwise required by law.
Press Contact
Matt Gray
IZEA Worldwide, Inc.
Phone: 407-674-6911
Email: ir@izea.com

IZEA Worldwide, Inc.
Consolidated Balance Sheets

	March 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$72,558,846	$75,433,295
Accounts receivable, net	7,259,891	7,599,103
Prepaid expenses	4,067,328	2,257,382
Other current assets	19,183	100,522
Total current assets	83,905,248	85,390,302

Property and equipment, net	151,402	155,185
Goodwill	4,016,722	4,016,722
Intangible assets, net	150,287	213,263
Software development costs, net	1,013,130	1,019,600
Total assets	$89,236,789	$90,795,072

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,858,215	$2,086,892
Accrued expenses	2,087,281	2,502,882
Contract liabilities	12,772,552	11,338,095
Current portion of notes payable	31,985	—
Total current liabilities	16,750,033	15,927,869

Finance obligation, less current portion	—	10,420
Notes payable, less current portion	—	31,648
Total liabilities	16,750,033	15,969,937

Commitments and Contingencies	—	—

Stockholders’ equity:
Preferred stock; $.0001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock; $.0001 par value; 200,000,000 shares authorized; 62,112,054 and 62,044,883, respectively, issued, and outstanding	6,211	6,205
Additional paid-in capital	148,590,356	148,452,498
Accumulated deficit	(76,109,811)	(73,633,568)
Total stockholders’ equity	72,486,756	74,825,135

Total liabilities and stockholders’ equity	$89,236,789	$90,795,072

IZEA Worldwide, Inc.
Consolidated Statements of Operations and Comprehensive Loss

	Three Months Ended March 31,
	2022	2021
Revenue	$8,890,336	$5,528,166

Costs and expenses:
Cost of revenue	5,179,724	2,457,785
Sales and marketing	2,520,343	2,078,323
General and administrative	3,502,435	2,535,147
Depreciation and amortization	138,829	365,529
Total costs and expenses	11,341,331	7,436,784

Loss from operations	(2,450,995)	(1,908,618)

Other income (expense):
Interest expense	(965)	(13,793)
Other income (expense), net	(24,283)	29,474
Total other income (expense), net	(25,248)	15,681

Net Loss	$(2,476,243)	$(1,892,937)

Weighted average common shares outstanding – basic and diluted	62,065,768	56,334,219
Basic and diluted loss per common share	$(0.04)	$(0.03)

Revenue Details:

	Three Months Ended March 31,
	2022		2021		$ Change	% Change
Managed Services Revenue	$8,372,456	94.2%	$5,034,993	91.1%	$3,337,463	66.3%

Marketplace Spend Fees	54,100	0.6%	98,371	1.8%	(44,271)	(45.0)%
License Fees	374,441	4.2%	383,041	6.9%	(8,600)	(2.2)%
Other Fees	89,339	1.0%	11,761	0.2%	77,578	659.6%
SaaS Services Revenue	517,880	5.8%	493,173	8.9%	24,707	5.0%

Total Revenue	$8,890,336	100.0%	$5,528,166	100.0%	$3,362,170	60.8%

IZEA Worldwide, Inc.
Gross Billings

Gross billings by revenue type:

	Three Months Ended March 31,
	2022		2021		$ Change	% Change
Managed Services Gross Billings	$8,372,456	87.4%	$5,034,993	75.6%	$3,337,463	66.3%

Marketplace Spend Fees	747,244	7.8%	1,226,208	18.4%	(478,964)	(39.1)%
License Fees	374,441	3.9%	383,041	5.8%	(8,600)	(2.2)%
Other Fees	89,339	0.9%	11,761	0.2%	77,578	659.6%
SaaS Services Gross Billings	1,211,024	12.6%	1,621,010	24.4%	(409,986)	(25.3)%

Total Gross Billings	$9,583,480	100.0%	$6,656,003	100.0%	$2,927,477	44.0%

IZEA Worldwide, Inc.
Reconciliation of GAAP Net loss to Non-GAAP Adjusted EBITDA

	Three Months Ended March 31,
	2022	2021
Net loss	$(2,476,243)	$(1,892,937)
Gain on the sale of digital assets	62,976	—
Non-cash stock-based compensation	117,192	197,986
Non-cash stock issued for payment of services	31,223	34,696
Interest expense	965	13,793
Depreciation and amortization	138,829	365,529
Other non-cash items	(663)	(7,914)
Adjusted EBITDA	$(2,125,721)	$(1,288,847)

Revenue	$8,890,336	$5,528,166
Adjusted EBITDA as a % of Revenue	(23.9)%	(23.3)%